Exhibit 99.1

ERIC REEHL
Nima Asset Management LLC
800 Third Avenue, 9th floor
New York, NY

April 8, 2009

BOARD OF DIRECTORS
Empire Resorts Inc.
Monticello, New York

Sirs:

1. Introduction
This Letter Agreement (“Agreement”) confirms (a) the appointment of Eric Reehl ("Reehl") by the Board of Directors (“Board”) of Empire Resorts Inc. ("Empire" or the "Company") to serve as Chief Restructuring Officer of the Company, effective as of April 13, 2009, (b) the request by the Board for Reehl to assist in the Company’s efforts to identify, negotiate and secure additional debt and/or equity capital, and (iii) provide additional services to the Company under Section 2 and to address the strategic issues facing the Company and other such items or issues as directed by the Board.

2. Retention of Services

(a)
Reehl will serve as Chief Restructuring Officer and will, on an expedited basis, address the issues facing the Company, including the recapitalization of the Company, as more dully described below.  Reehl shall be considered to stand within the attorney-client privilege among or between the Company and its counsel.

(b)
As Chief Restructuring Officer, Reehl will report directly to the Board.  In this capacity, Reehl shall coordinate the restructuring efforts with members of the Board and senior management of the Company, third party professionals, legal counsel, bankers, creditors, and others as required to accomplish the stabilization of the Company’s capital structure and financial status and the scope of services required to accomplish same.

Reehl shall provide the following services to assist the Company in the accomplishment of its financial, operational, and strategic goals in coordination with the Board and the Company's senior management (collectively, the “Services”):

1.	Establish a plan to re-finance or modify the Company’s indebtedness and secure additional sources of both debt and equity capital, and assist in the execution of these efforts;

2.
Manage the Company’s restructuring process including, without limitation, assisting in (a) developing possible restructuring plans or strategic alternatives for maximizing enterprise value and (b) negotiating with creditors, lenders, vendors, suppliers, and other stakeholders in connection with any restructuring, including with respect to interim, permanent, bridge or other refinancing, and any restructuring or reorganization;

3.	Assist in the communication and/or negotiation with outside constituents including without limitation lenders, customers, lessors, and suppliers;

4.
Assist management, if required, with the development of a strategic plan, and such other related forecasts to be utilized during negotiations with outside constituencies or by the Company for other corporate purposes;

5.	Assist in managing the purchase or acquisition of significant assets or business segments as part of the restructuring effort or thereafter; and

6.
Provide such other similar services as may be requested by the Board, including, standing in an interim position as Chief Executive Officer, or Chief Financial Officer, as the Board may determine is necessary for the good of the Company, without any increase of the aggregate monthly payment of $20,000 set forth in 4(a) below.

Reehl will keep the Board informed as to progress in regards to the objectives.  Reehl will work with Company personnel and third party professionals to fulfill such roles and will take such steps as may be necessary to avoid duplication with the Company's other professionals.

3. Privileged and Confidential Information and Work Product
The Company acknowledges that all advice (written or oral) given by Reehl to the Company in connection with the Retention of Services in Section 2 above is intended solely for the benefit and use of the Company (limited to the Board and management) and will keep such information confidential and, except as otherwise provided by Reehl, will not publish, distribute or disclose in any manner any advice developed by or received from Reehl without his prior written approval (except to the Company's respective officers, directors, employees, agents, attorneys, advisors lenders, or prospective lenders and persons who have a need to know such information in order to perform services under this Agreement). Such approval shall not be unreasonably withheld.

Reehl’s approval is not needed if (a) the advice sought is required to be disclosed by law or by an order binding on the Company or Board, issued by a court having competent jurisdiction over the Company, as applicable (unless such order specifies that the advice to be disclosed is to be placed under seal) provided however that the Company shall provide Reehl with prompt written notice of such requirement, (b) such information is otherwise publicly available, (c) the disclosure is of information in the possession of the Company prior to this engagement or is independently developed by the Company, or (d) the disclosure is of information acquired from a third party who, to the Company's knowledge owes no obligation of confidence with respect to such information.

4. Fees
The Company agrees to compensate Reehl for the retention of services as specified herein based on a combination monthly retainer and contingent success fee as follows:

(a)
With regards to a monthly retainer, the Company shall pay Reehl $20,000 per month commencing as of the execution of this Agreement for a term of three (3) months, to be extended upon mutual written agreement (the “Retainer”), provided, however, that in the event the Company files a chapter 11 petition or is otherwise forced into bankruptcy proceedings, this Agreement shall, unless otherwise extended by the Board in writing, be terminated effective as of the date of such petition or commencement of such proceedings with respect to all further, unaccrued payments. The Company shall pay the first month amount upon signing of this Agreement, and shall make each monthly payment upon each 30-day anniversary while Reehl is serving as Chief Restructuring Officer.

(b)
In the event that the Company achieves, exchanges or otherwise modifies or resolves conclusively all first and second mortgage indebtedness of the Company before July 31, 2009, the Company shall issue to Reehl (or his designee) an amount of common stock of the Company equivalent to $300,000 in fair market value based on the average closing market price of the Company’s common stock in the 30 day trading period immediately preceding the trading day before a public announcement is made of a binding agreement with a majority of bond holders of the $65 million second mortgage facility necessary to effectuate the contemplated transaction.

(c)	It is understood that any amounts paid under 4(a) above will reduce the payment of consideration in common stock, if any, in 4(b) on a 1:1 dollar basis;

(d)
The Board shall have sole discretion to accept or reject any restructuring proposal. The Company shall have no liability to Reehl under this Agreement in the event the Board fails to accept any restructuring proposal or decides the Company would fare better in bankruptcy proceedings.

(e)
The Board may choose to award Reehl a discretionary performance bonus subsequent to a successful completion of a restructuring clearly attributable to the individual efforts and special talents of Reehl.

(f)	In consideration of this Agreement, Reehl shall not receive any other compensation or benefits as usually granted to employees.

(g)	The Company may accept offers from third parties to provide DIP or other financing without any obligation to Reehl beyond the compensation that has been provided for under this Agreement

In addition to the fees outlined above, Reehl will be reimbursed for reasonable direct expenses which are likely to be incurred in connection with his efforts on behalf of the Company. Direct expenses include reasonable and customary out- of- pocket expenses such travel, meals, accommodations, extraordinary telephone, overnight mail, messenger, legal counsel, and other expenses specifically related to his role as Chief Restructuring Officer.

5. Limitation of Liability
The Company agrees to indemnify, hold harmless and defend Reehl against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, reasonable out- of- pocket costs, fees, expenses and disbursements including, without limitation, the reasonable out-of-pocket costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which Reehl is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of Reehl by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from an indemnified person gross negligence or willful misconduct.

These indemnification provisions extend to the officers, directors, principals, members, managers, representatives, agents and counsel of Reehl and shall survive the termination or expiration of the engagement. The contract rights to indemnification conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy.  The Company shall also reimburse any indemnified person for all reasonable out- of- pocket expenses incurred in connection with enforcing such indemnified person's rights under this Agreement. The Company agrees that it will obtain a modification of its Directors and Officers insurance to specifically include and cover Reehl under the Company's policies for directors' and officers' insurance. The Company agrees to also maintain insurance coverage for Reehl for a period of not less than two (2) years following the date of termination of such Reehl’s services hereunder.  The obligations of the parties as reflected herein shall survive the termination of the Engagement.

The Company will be responsible for all employment, withholding, income and other taxes incurred in connection with any income Reehl earns under this Agreement.  The Company acknowledges Reehl has other business interests unrelated to the Company or its business, and Reehl will maintain such interests during the term of this Agreement.

6. Entire Engagement
This Agreement constitutes the entire understanding between the parties with respect to the subject matter and supersedes all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this Agreement shall be in writing and executed by each of the parties hereto.

7. Governing Law and Jurisdiction
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The Courts of New York shall have exclusive jurisdiction in relation of any claim, dispute or difference concerning the Agreement and any matter arising from it. The parties hereto irrevocably waive any right they may have to object to any action being brought in these Courts, to claim that the action has been brought to an inconvenient forum or to claim that those Courts do not have jurisdiction.

8. Notice
All notices required or permitted to be delivered under this Agreement shall be sent, if to us, to the address set forth above, to the attention of Eric Reehl, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party.   All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

9. Citation of Engagement
Notwithstanding anything to the contrary contained herein, after the engagement of Reehl becomes a matter of public record, Reehl shall have the right to disclose his retention by the Company or the successful completion of his services hereunder in marketing or promotional materials placed by Reehl, at his own expense, in financial and other newspapers or otherwise.

I look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please contact me at (203) 291-9660.

Very truly yours,

Eric Reehl

/s/ Eric Reehl

Agreed to by Empire Resorts

By:	/s/ Charles Degliomini
Charles Degliomini
Senior Vice President

Date 4/8/2009